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                                                                  Exhibit 5(a)



                                                          September 3, 1998

Securities Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Dear Sirs and Mesdames:

           I am the General Counsel of Riddell Sports Inc., a Delaware corporation (the "Company"), and I am rendering this opinion in connection with the Registration Statement under the Securities Act of 1933 filed today by the Company with the Securities and Exchange Commission on Form S-3 (the "Registration Statement") with respect to the proposed sale by, NBD Bank, RER Corp., Robert Holdings, Inc. JEMC Corp., Leonard Toboroff Defined Pension Benefit Plan, Lenny Corp., David Mauer and Dan Cougill, certain of the Company's shareholders, of an aggregate of 322,152 shares of the Company's common stock, $.01 par value (the "Common Stock") pursuant to such Registration Statement (collectively, the "Shares").

           In connection with the foregoing, I am of the opinion that:

1. The Company is validly incorporated, existing and in good standing under the laws of the State of Delaware; and

2. The Shares will, when sold, be legally issued and outstanding, fully paid and nonassessable.

           I hereby authorize and consent to the use of this opinion as
Exhibit 5(a) to the Registration Statement.

                                                 Very truly yours,

                                                 Lisa J. Marroni

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